                                                                     EXHIBIT (e)

                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT

     THIS DISTRIBUTION AGREEMENT is made and entered into this 1st day of
August, 2007, by and between AMERICAN CENTURY VARIABLE PORTFIOLIOS II, INC., a
Maryland corporation (the "Issuer"), and AMERICAN CENTURY INVESTMENT SERVICES,
INC. ("Distributor"), a Delaware corporation.

     WHEREAS, the Issuer is an investment company registered as such with the
Securities and Exchange Commission ("SEC") under the Investment Company Act of
1940, whose common stock is currently divided into a number of separate series of shares, each corresponding to a distinct portfolio of securities, and many of which are also divided into multiple classes of shares;

     WHEREAS, Distributor is a registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.;

     WHEREAS, the Issuer has entered into an investment management agreement with American Century Investment Management, Inc., American Century Global
Investment Management, Inc. (each referred to herein as the "Advisor," as applicable), or both for the provision of investment advisory services by the
Advisor to the Issuer;

     WHEREAS, the Boards of Directors of the Issuer (the "Board") wishes to engage the Distributor to act as the distributor of the shares of each class of the Issuer's separate series, and any other series and classes as may be designated from time to time hereafter (the "Funds"), in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

SECTION 1.  GENERAL RESPONSIBILITIES

Issuer hereby engages Distributor to act as exclusive distributor of the shares of each class of the Funds. The Funds subject to this Agreement as of the date hereof are identified on SCHEDULE A, which may be amended from time to time in accordance with SECTION 11 below. Sales of a Fund's shares shall be made only to investors residing in those states in which such Fund is registered. After effectiveness of each Fund's registration statement, Distributor will hold itself available to receive, as agent for the Fund, and will receive by mail, telex, telephone, or such other method as may be agreed upon between Distributor and Issuer, orders for the purchase of Fund shares, and will accept or reject such orders on behalf of the Fund in accordance with the provisions of the applicable Fund's prospectus. Distributor will be available to transmit orders, as promptly as possible after it accepts such orders, to the Fund's transfer agent for processing at the shares' net asset value next determined in accordance with the prospectuses.

     a. OFFERING PRICE. All shares sold by Distributor under this Agreement shall be sold at the net asset value per share ("Net Asset Value") determined in the manner described in each Fund's prospectus, as it may be amended from time to time, next computed after the order is accepted by Distributor, or one or more of its affiliates or designees. Each Fund shall determine and promptly furnish to Distributor a statement of the Net Asset Value of each class of the
Fund's shares at least once each day that the Fund is open for business, as described in its current prospectus.

     b. PROMOTION SUPPORT. Each Fund shall furnish to Distributor for use in connection with the sale of its shares such written information with respect to said Fund as Distributor may reasonably request. Each Fund represents and warrants that such information, when authenticated by the signature of one of its officers, shall be true and correct. Each Fund shall also furnish to
Distributor copies of its reports to its shareholders and such additional information regarding said Fund's financial condition as Distributor may reasonably request. Any and all representations, statements and solicitations respecting a Fund's shares made in advertisements, sales literature, and in any other manner whatsoever shall be limited to and conform in all respects to the information provided hereunder.

     c. REGULATORY COMPLIANCE. Each Fund shall furnish to Distributor copies of its current form of prospectus, as filed with the SEC, in such quantity as
Distributor may reasonably request from time to time, and authorize Distributor to use the prospectus in connection with the sale of such Fund's shares. All such sales shall be initiated by offer of, and conducted in accordance with, such prospectus and all of the provisions of the Securities Act of 1933, the
Investment Company Act of 1940 ("1940 Act") and all the rules and regulations promulgated thereunder. Distributor shall furnish applicable federal and state regulatory authorities with any information or reports related to its services under this Agreement that such authorities may lawfully request in order to ascertain whether the Funds' operations are being conducted in a manner consistent with any applicable law or regulations.

     d. ACCEPTANCE. All orders for the purchase of its shares are subject to acceptance by each Fund.

SECTION 2.  COMPENSATION

     a. INVESTOR CLASS AND INSTITUTIONAL CLASS OF SHARES. Distributor shall not be entitled to compensation for its services hereunder with respect to the
Investor Class and Institutional Class of shares.

     b. ADVISOR CLASS, A CLASS, B CLASS, C CLASS, AND R CLASS OF SHARES. For the
services provided and expenses incurred by Distributor as described in the
Master Distribution and Shareholder Services Plan adopted by the Board with respect to the Advisor Class, and the Master Distribution and Individual
Shareholder Services Plan with respect to each of the A Class, B Class, C Class, and R Class of each Fund (the "12b-1 Plan"), as applicable, Distributor shall be compensated by the Fund's Advisor, not by the Fund.

                                       2

SECTION 3.  EXPENSES

     a. Distributor, or one or more of its affiliates or designees, shall pay all expenses incurred by it in connection with the performance of its distribution duties hereunder and under the 12b-1 Plan for each applicable class offered by a Fund that is subject to a 12b-1 Plan (the "Class"), including, but not limited to (A) payment of asset-based sales charges, including commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell the Class shares pursuant to Selling Agreements;
(B) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the Class shares; (C) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (D)
printing of prospectuses, statements of additional information and reports for other than existing shareholders; (E) preparation, printing and distribution of sales literature and advertising materials provided to the Fund's shareholders and prospective shareholders; (F) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (G) the provision of facilities to answer questions from prospective investors about Fund shares; (H) complying with federal and state securities laws pertaining to the sale of Fund shares;
(I) assisting investors in completing application forms and selecting dividend and other account options; (J) the provision of other reasonable assistance in connection with the distribution of Fund shares; (K) organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (L) profit on the foregoing; (M) payment of "service fees", as contemplated by the Rule 2830 of the Conduct Rules of the National
Association of Securities Dealers, Inc.; and (N) such other distribution and services activities as the Issuer determines may be paid for by the Issuer pursuant to the terms of this Agreement and in accordance with Rule 12b-1 of the
1940 Act.

     b. In addition to paying the above expenses with respect to each Class,
Distributor, or one or more of its affiliates or designees, shall pay all expenses incurred with respect to the other classes of each Fund in connection with their registration under the Securities Act of 1933 and the 1940 Act, the qualification of such shares for sale in each jurisdiction designated by the appropriate Advisor, the issue and transfer of such shares (including the expenses of confirming purchase and redemption orders and of supplying the information, prices and other data to be furnished by the Funds under this
Agreement), the registration of Distributor as a broker, and the registration and qualification of its officers, directors and representatives under applicable federal and state laws.

SECTION 4.  INDEPENDENT CONTRACTOR

Distributor shall be an independent contractor. Neither Distributor nor any of its officers, trustees, employees or representatives is or shall be an employee of a Fund in connection with the performance of Distributor's duties hereunder.
Distributor shall be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees. Any obligations of Distributor hereunder may be performed by one or more of the Distributor's affiliates or designees.

                                       3

SECTION 5.  AFFILIATION WITH THE FUNDS

Subject to and in accordance with each Fund's formative documents and Section 10 of the 1940 Act, it is understood: that the directors, officers, agents and shareholders of the Funds are or may be interested in Distributor as directors, officers, or shareholders of Distributor; that directors, officers, agents or shareholders of Distributor are or may be interested in the Funds as directors, officers, shareholders (directly or indirectly) or otherwise; and that the effect of any such interest shall be governed by the 1940 Act and SECTION 4 of this Agreement.

SECTION 6.  BOOKS AND RECORDS

The parties hereto understand and agree that all documents, reports, records, books, files and other materials ("Fund Records") relating to this Agreement and the services to be performed hereunder shall be the sole property of the Funds and that such property, to the extent held by Distributor, shall be held by
Distributor as agent during the effective term of this Agreement. All Fund
Records shall be delivered to the applicable Fund upon the termination of this
Agreement, free from any claim or retention of rights by Distributor.

SECTION 7.  SERVICES NOT EXCLUSIVE

The services of Distributor to the Funds hereunder are not to be deemed exclusive, and Distributor shall be free to render similar services to others.

SECTION 8.  RENEWAL AND TERMINATION

     a. TERM AND ANNUAL RENEWAL. The term of this Agreement shall be from the date of its approval by the vote of a majority of the Board of each Issuer, and it shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of its Board, and the vote of a majority of those members of the Board who are neither parties to the Agreement nor interested persons of any such party, cast at a meeting called for the purpose of voting on such approval. "Approved at least annually" shall mean approval occurring, with respect to the first continuance of the Agreement, during the 90 days prior to and including the date of its termination in the absence of such approval, and with respect to any subsequent continuance, during the 90 days prior to and including the first anniversary of the date upon which the most recent previous annual continuance of the Agreement became effective. The effective date of the Agreement with respect to each Fund is identified in the Schedule A of this Agreement.

     b. TERMINATION. This Agreement may be terminated at any time, without payment of any penalty, by the Board upon 60 days' written notice to
Distributor, and by Distributor upon 60 days' written notice to the Issuer. This
Agreement shall terminate automatically in the event of its assignment. The term
"assignment" shall have the meaning set forth for such term in Section 2(a)(4)
of the 1940 Act.

                                       4

SECTION 9.  SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or similar authority, the remainder of this Agreement shall not be affected thereby.

SECTION 10.  APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of
Missouri.

SECTION 11.  AMENDMENT

This Agreement and SCHEDULE A forming a part hereof may be amended at any time by a writing signed by each of the parties hereto. In the event that the Board indicates by resolution that Distributor is to serve as the distributor of a new series of shares of the Issuer (a "New Fund") pursuant to the terms of this
Agreement, whether such New Fund was in existence at the time of the effective date of this Agreement or subsequently formed, SCHEDULE A hereto shall be amended to reflect the addition of such New Fund and the distribution of the shares of such new fund shall thereafter be covered by the terms of this
Agreement. In the event that such New Fund issues multiple classes of shares,
SCHEDULE A hereto shall be amended, as appropriate, to reflect the addition of each such class of the New Fund's shares. In the event that any of the Funds listed on SCHEDULE A terminates its registration as an investment company, or otherwise ceases operations, SCHEDULE A shall be amended to reflect the deletion of such Fund and all of its classes.

                                   AMERICAN CENTURY INVESTMENT SERVICES, INC.

                                   By: /s/ Jon W. Zindel
                                      ------------------------------------------
                                      Jon W. Zindel
                                      Senior Vice President

                                   AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC.

                                   By: /s/ Maryanne L. Roepke
                                      ------------------------------------------
                                      Maryanne L. Roepke
                                      Senior Vice President

                                   SCHEDULE A

            FUNDS AND CLASSES COVERED BY THIS DISTRIBUTION AGREEMENT

                  AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC.

Class I Funds                                            Date of Agreement
-------------                                            -----------------
VP Inflation Protection Fund                             December 31, 2002

Class II Funds                                           Date of Agreement
--------------                                           -----------------
VP Inflation Protection Fund                             December 31, 2002

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